Filed Pursuant to Rule 424(b)(3)

Registration No. 333-254986

International General Insurance Holdings Ltd.

Primary Offering of

17,250,000 Common Shares

Secondary Offering of

37,761,864 Common Shares
4,500,000 Warrants to Purchase Common Shares and
4,500,000 Common Shares Issuable upon Exercise of Warrants

This Prospectus Supplement No. 1 (this “Prospectus Supplement”) is being filed to amend and supplement the information contained in the Prospectus dated November 3, 2021 (the “Prospectus”) of International General Insurance Holdings Ltd., a Bermuda exempted company (“we” or the “Company”), that forms a part of the Company’s Registration Statement on Form F-3 (File No. 333-254986). The Company is filing this Prospectus Supplement to reflect the transfer of an aggregate of (i) 14,242,403 common shares and (ii) 4,000,000 warrants to acquire 4,000,000 common shares by Wasef Jabsheh to W. Jabsheh Investment Co. Ltd. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and is based upon information provided by the selling securityholders named below.

	Securities Beneficially Owned prior to this Offering			Securities Being Registered for Resale		Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Common Shares	Warrants	Percentage (1)	Common Shares	Warrants	Common Shares	Warrants	Percentage (1)
Wasef Salim Jabsheh	14,243,403	4,000,000	*	13,954,510	4,000,000	288,893	—	—
W. Jabsheh Investment Co. Ltd. (2)	14,242,403	4,000,000	35.7%	13,953,510	4,000,000	289,893	—	—

*	Less than 1%

(1) Based on 47,033,623 common shares of the Company issued and outstanding as of March 14, 2023.

(2) W. Jabsheh Investment Co. Ltd. owns 14,242,403 common shares consisting of (i) 12,967,606 Common Shares, (ii) 1,131,148 common shares, 600,000 of which vest when the common shares achieve a price of $11.50 per share for 20 out of 30 trading days, 400,000 of which vest when the common shares achieve a price of $12.50 per share for 20 out of 30 trading days, and 131,148 of which vest when the common shares achieve a price of $15.25 per share for 20 out of 30 trading days, which W. Jabsheh Investment Co. Ltd. is deemed to beneficially own by virtue of having the right to vote (but not dispose of) such common shares and (iii) 143,649 Restricted Shares, of which 44,064 Restricted Shares vest on January 2, 2024, 49,792 Restricted Shares vest on January 2, 2024 and 49,793 Restricted Shares vest on January 2, 2025. W. Jabsheh Investment Co. Ltd.’s 4,000,000 warrants entitle it to purchase 4,000,000 common shares at a price of $11.50 per share. Wasef Jabsheh, the Chairman and Chief Executive Officer of the Company, owns 1,000 common shares directly. In addition, Mr. Jabsheh is the sole director and officer of W. Jabsheh Investment Co. Ltd. and may be deemed to beneficially own the securities held by W. Jabsheh Investment Co. Ltd. The business address of Wasef Jabsheh is International General Insurance Holdings Ltd., 74 Abdel Hamid Sharaf Street, P.O. Box 941428, Amman 11194, Jordan, and the business address of W. Jabsheh Investment Co. Ltd. is Tortola Pier Park, Building 1, 2nd Floor, Wickhams Cay 1, Roads Town, British Virgin Islands, VG110.

References in the Prospectus to the “selling securityholders” shall hereafter refer to the selling securityholders named in the table of selling securityholders beginning on page 18 of the Prospectus, as amended by any amendments or supplements thereto, including this Prospectus Supplement.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 18, 2023.